EXHIBIT 5

                         OPINION OF ARNOLD & PORTER, LLP

June 18, 2004
IA Global, Inc.
533 Airport Blvd, Suite
Burlingame, CA 94010


         Re: REGISTRATION STATEMENT ON FORM S-8
             ----------------------------------


Ladies and Gentlemen:

         We have acted as counsel to IA Global, Inc., an Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), registering the offer and sale of up to 10,500,000 additional shares of the Company's Common Stock, $0.01 par value per share (the "Common Shares"), pursuant to the Company's 1999 Stock Option Plan, as amended to date (the "1999 Plan"), and the Company's 2000 Stock Option Plan, as amended to date (the "2000 Plan" and together with the 1999 Plan, the "Plans").

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         Based on the foregoing, we are of the opinion that the Common Shares have been duly authorized and, when the Registration Statement shall have become effective and the Common Shares have been issued in accordance with the Plans, the Common Shares will be validly issued, fully paid and nonassessable.

         Our opinion expressed above is limited to the federal law of the United States and the law of the State of Delaware.


                                        Very truly yours,
                                        /s/ Kevin Lavin, Esq.

                                        ARNOLD & PORTER, LLP